Exhibit 2.3

Amendment agreement

This amendment agreement (the Agreement) is dated 27 March 2015 and is made by:

(A)
PERRIGO COMPANY PLC, a public limited company incorporated under the laws of Ireland, with registered office at Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland, registered with the Companies Registration Office under number 529592 (Perrigo Topco);

(B)
PERRIGO IRELAND 2 LTD, a private company limited by shares incorporated under the laws of Ireland, with registered office at Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland, registered with the Companies Registration Office under number 541882 (Perrigo Ireland 2);

(C)	ALYCHLO NV, a limited liability company incorporated under the laws of Belgium, with registered office at Lembergsesteenweg 19, 9820 Merelbeke, and registered under number 0895.140.645 (Alychlo); and

(D)
HOLDCO I BE NV, a limited liability company incorporated under the laws of Belgium, with registered office at Jan Van Rijswijcklaan 162 B4, 2020 Antwerpen, and registered under number 0838.053.769 (Holdco).

Preamble:

A.
On 6 November 2014, Holdco, an indirect subsidiary of Waterland Private Equity Fund V C.V., and Alychlo (as sellers) and Perrigo Topco (as purchaser) entered into a share purchase agreement on the sale and purchase of 685,348,257 shares in Omega Pharma Invest NV, a limited liability company incorporated under the laws of Belgium, with registered office at Venecoweg 26, 9810 Nazareth and registered under number 0439.658.834 (the SPA), which has been supplemented by (i) an assignment letter between Holdco, Alychlo, Perrigo Topco and Perrigo Ireland 2; (ii) a letter with respect to the Completion Date and waiver of conditions precedent; and (iii) an agreement with respect to the guarantee structure all dated 17 March 2015. Capitalised terms not defined herein will have meaning ascribed to them in the SPA.

B.	The parties to this Agreement have now agreed to amend the SPA to reflect a change in the Initial Purchase Consideration allocation between Holdco and Alychlo.
Now, therefore, it is agreed as follows:

1.	Initial Alychlo Consideration and Initial Holdco Consideration
The parties hereby agree to amend and restate the following definitions in the SPA, to reflect that a portion of EUR 1,641,292 of the Initial Purchase Consideration shall now be allocated to Alychlo instead of to Holdco:

(a)	Initial Holdco Consideration means EUR 1,210,324,970; and

(b)	Initial Alychlo Consideration means the Consideration Perrigo Shares, together with an amount in cash equal to EUR 635,658,161.

2.	Purchase Consideration
The Parties hereby reconfirm that the additional amount payable under clause 3.2 of the SPA shall be EUR 62,479,261, which based on the allocation of the Initial Purchase Consideration set out in clause 1 above, shall now result in a Purchase Consideration payable at Completion equal to:
(a)    5,397,711 Perrigo Shares and an amount of EUR 667,669,139 payable to Alychlo; and

(b)	an amount of EUR 1,240,793,253 payable to Holdco.

3.	Miscellaneous
All provisions of the SPA which are not affected by this Agreement shall remain unchanged and in full force.
This Agreement and all non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of Belgium. Any dispute arising out or in connection with this Agreement shall be exclusively and definitively settled in accordance with the rules of CEPANI. The arbitral tribunal shall be composed of three arbitrators, whereby each party shall nominate in the request for arbitration and the answer, respectively, one arbitrator. The place of arbitration shall be Brussels and the language of the proceedings shall be English. This clause does not exclude the right of the Parties to ask for interim relief before the president of the Dutch speaking commercial court of Brussels or any other court having jurisdiction.

(signature page follows)

Made in five (5) originals, of which one will be held by each party to this Agreement, on the date stated at the beginning of this Agreement.
Perrigo Company PLC

Name:	Name:
Function:	Function:
Perrigo Ireland 2 Limited

Name:	Name:
Function:	Function:
Waterland Private Equity Fund V C.V.

Name: WPEF V GP B.V., represented by its sole managing director Waterland Private Equity Investments B.V., represented by its managing director FV Management BVBA, represented by its managing director F. Vlayen

Function: General Partner
Alychlo NV

Name: Marc Coucke
Function: President
Holdco I BE NV

Name: FV Management BVBA represented by its permanent representative Mr Frank Vlayen
Function: Director